Exhibit 99.1

FOR IMMEDIATE RELEASE

PRB ENERGY, INC. AND ITS SUBSIDIARY PRB OIL & GAS PURCHASE PROPERTIES
FROM WESTERN GAS RESOURCES, INC. AND LANCE OIL AND GAS, INC.
IN THE DENVER—JULESBURG BASIN

PRB has Closed on a $15 Million Private Placement in Conjunction with the Acquisition

Denver, Colorado – December 29, 2006 – PRB Energy, Inc. (“PRB” or the “Company”) (AMEX:PRB) today announced closing of the previously announced transaction involving the acquisition of 13 wells, consisting of 12 gas wells and one water disposal well, and approximately 330,000 net acres in northeast Colorado and southwest Nebraska for $11.7 million in cash.  The production and future development activities are in the Niobrara formation.  As previously announced, the transaction’s effective date is December 1, 2006 and will be additive to both the Company’s production and reserve base.  Information regarding the transaction will also be included in the Form 8-K to be filed by the Company.

In addition to the producing wells, the acquisition includes approximately 159 drilling locations as identified by 3D seismic.  PRB plans to immediately begin an evaluation process to confirm the drill site locations, apply for drilling permits and begin a drilling program in the spring of 2007.  As previously announced, this transaction also includes the license to 85 square miles of proprietary 3D seismic and 115 miles of proprietary 2D seismic.  It is the Company’s belief that there is potential for several hundred wells on the acquired acreage.

Robert W. Wright, PRB’s Chairman and CEO, noted, “With this acquisition, our Company has an excellent opportunity to materially increase net asset value.  This conventional play provides diversification and reduces the risk to PRB as strictly a coal-bed methane player.  In the future, we will be evaluating other potential zones of interest that lie below the Niobrara formation.  Because the acquisition comes with a gathering system, we will, in the future, explore the possibility of consolidating gathering and processing systems in order to provide these services to other producers in the area.”

William F. Hayworth, PRB’s President and COO stated, “In our opinion, production from the 12 existing gas wells has not been optimized, giving us an opportunity to increase production.  In addition, our initial review leads us to believe that we can drill and complete between 40 and 70 wells before the end of 2007.  Our operational personnel have extensive experience in the DJ Basin and are looking forward to this very exciting acquisition.”

In conjunction with the acquisition, PRB has closed a $15 million private placement for secured debt, a portion of which was used for the acquisition with the balance to be used for general corporate purposes.  The loan matures August 31, 2008, has an interest rate of 13% and is secured by PRB’s oil and gas assets and its Recluse area gathering assets.  The lenders received 1.25 million PRB Energy common shares representing 14% of fully diluted shares.  The securities purchase agreement requires the Company to register the shares for resale on behalf of the investors.  The loan can be prepaid at any time with a premium for early prepayment of 110% of the principal amount.

Mr. Wright further added, “The closing of this acquisition capped a very active year for PRB.  Starting in January with the assemblage of the Recluse gathering system, the addition of the Pennaco properties in the summer and, finally, this Niobrara acquisition, PRB is in a very strong position for 2007 and the future.  We are exiting the year with approximately 5,000 mcf/d of production, up from 300 mcf/d in June, and our gathering volumes are in the range of 14,000 mcf/d, of which approximately 4,000 mcf/d is our own production, and growing.  We are beginning to see our Dannar and Moyer wells responding and anticipate production in the near future.  Importantly, our 2006 growth has attracted two firms writing research on the Company and we have been able to attract institutional support as evidenced by the financing just consummated.  All of the above makes the PRB management team very confident about our prospects for 2007 and beyond.”

PRB is an oil and gas exploration and development company operating in the Rocky Mountain States.  In addition, PRB provides gas gathering, processing and compression services on properties it operates and for third party producers.

The debentures and common stock have not been registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction.  These securities may not be re-offered or resold in the United States unless the re-offer or resale is registered or unless exceptions from the registration requirements of the Securities Act of 1933 and applicable state laws are available.  This press release does not constitute an offer to sell or the solicitation of an offer to purchase securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release may include certain statements concerning expectations for the future that are forward-looking statements.  These include statements regarding the potential impact of the proposed acquisition on reserves, cash flow and company value, future development and other statements of management’s belief regarding potential opportunities that the acquisition may afford the Company.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  The Company undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Company Contact:	or	Investor Relations Counsel
PRB Energy, Inc.		Cordon Partners, LLC
Robert W. Wright, Chairman and CEO		Harvey Goralnick
(303) 308-1330		(212) 212-755-4884
investors@prbenergy.com		Walter Kass
(212) 300-4708